EXHIBIT 99.1

Landos Biopharma Announces the Appointment of Tiago Girão to its Board of Directors

BLACKSBURG, Va., April 13, 2021 — Landos Biopharma (NASDAQ: LABP), a clinical-stage biopharmaceutical company focused on the discovery and development of therapeutics for patients with autoimmune diseases, today announced the appointment of Tiago Girão to its Board of Directors. Mr. Girão holds over 20 years of experience as a cross-functional leader who has held various positions in finance and operations for U.S. and global private and public life sciences companies.

“We are pleased to welcome Tiago to Landos’ Board as the Chair of the Audit Committee, as his wealth of expertise managing strategic planning in finance and operations will provide an invaluable perspective to our growing clinical-stage company,” commented Josep Bassaganya-Riera, Chairman, President and Chief Executive Officer of Landos. “Tiago’s experience, which includes successful capital raising strategies and executing productive business development initiatives, will be important as we advance additional novel product candidates into clinical investigation.”

Mr. Girão is currently the Chief Financial Officer of ProteoVant Therapeutics, a newly launched development-stage biotech company created by Roivant Sciences that focuses on the discovery and development of disease-modifying therapies by harnessing natural protein homeostasis processes. Formerly, Mr. Girão was the CFO and SVP of Operations at Cytori Therapeutics, a public biotechnology company where he notably helped raise over $120 million dollars through a combination of financings. Prior to this role, Mr. Girão held finance positions of increasingly responsibility at NuVasive Inc., a public medical device company. During his tenure, he was the lead corporate financial and accounting executive for NuVasive’s foreign units, including Japan, Latin America, Europe and Australia and was also heavily involved in major business and asset acquisitions. Earlier in his career, Mr. Girão held advancing roles and responsibilities with KPMG LLP and Ernst & Young LLP.

“I am honored to join Landos’ Board and have the opportunity to collaborate alongside Landos’ knowledgeable and committed team as they strive to bring first-in-class oral therapeutics to patients with autoimmune diseases,” said Mr. Girão. “I look forward to leveraging my two-decades of financial leadership within the biotech space to support the Board and the management team in planning and implementing the Company’s future clinical strategy.”

About Landos Biopharma

Landos Biopharma is a clinical-stage biopharmaceutical company focused on the discovery and development of oral therapeutics for patients with autoimmune diseases that are the first to target new mechanisms of action, including the LANCL2, NLRX1 and PLXDC2 immunometabolic pathways. Landos Biopharma’s core expertise is in the development of therapeutic candidates targeting novel pathways at the interface of immunity and metabolism. Lead asset omilancor is a novel, oral, gut-restricted small molecule therapeutic candidate for the treatment of ulcerative colitis, Crohn’s disease and Eosinophilic Esophagitis that targets the LANCL2 pathway. NX-13 is a novel, oral, gut-restricted compound for the treatment of inflammatory bowel disease, which targets the NLRX1 pathway. Additional candidates are in development for the treatment of lupus nephritis, rheumatoid arthritis, multiple sclerosis, and diabetes. For more information, please visit www.landosbiopharma.com.

Contacts:

Thomas Hoffmann (investors)

Solebury Trout

646-378-2931

thoffmann@soleburytrout.com

Hannah Gendel (media)

Solebury Trout

646-378-2943

hgendel@soleburytrout.com